Publishing Agreement

The following is a Publishing Agreement between Terry Ostrowiak (“Author”) and The Small Business Company (“The Company”).

Author and The Company are entering into this Agreement to publish and market a book titled The Greatest Book on Coaching for Small Business (hereinafter referred to as "the Work").

The following sets forth our understanding in regards to respective rights in the Work and any royalties or other considerations to which both parties may be entitled pursuant to this Agreement.

1.
The copyright in the Work shall be secured and held in the name of Terry Ostrowiak for the term of the copyright, and for any additional or new copyright which may hereafter be embodied in any copyright law throughout the world.

2.	The authorship of the published Work shall be listed as: Terry Ostrowiak. The Company will ensure that this name appears in marketing materials, on the jacket, and title page of the Work.

3.	The Company shall provide 500,000 shares of common stock (at par value $0.0001) to Author for the exclusive right to publish the Work for a period of five (5) years from the date of this Agreement.

4.
All moneys, advances, proceeds and other considerations which may become payable to The Company with respect to this Agreement and from the sale, lease, license or other disposition of any and all rights in and to the Work now existing or which may hereafter come into existence shall first be used to reimburse any outstanding expenses incurred printing, publishing and marketing the Work; remaining funds (the profits) shall be apportioned between Author and The Company as follows:

Author - 25%
The Company - 75%

5.	In non-sales/marketing applications such as training, samples, or reviews, no royalties shall be distributed to Author.

6.	The Company intends to market the Work through its web site, through online book sellers, and potential affiliate marketing relationships and industry associations.

7.	The terms of this Agreement shall be coextensive with the life of the Work unless amended to in writing and agreed upon by both parties.

8.
Each party hereto warrants and represents to the other that any material written or provided by them in connection with the Work is not in any way a violation of a copyright or common law or right of privacy and that it contains nothing of a libelous, obscene or illegal character, and each party agrees to indemnify and hold the other party harmless against any loss or damage arising out of a breach of any of the foregoing warranties or the other incorrectness of any of the foregoing representations.

9.
The terms and conditions of this Agreement shall be binding and continue to the benefit of the executors, administrators and successors of each party. Respective signatures herein below by Author and The Company representatives shall constitute this to be a complete and binding agreement between both parties. This Agreement may not be assigned by any party without prior written consent of the other party, except that any party may assign his share of the gross proceeds hereunder to a third person, subject to the terms and conditions of this Agreement.

Signed and agreed to:

_____________________________________________     Date:__________________
Terry Ostrowiak

_____________________________________________     Date:__________________
David Larson, COO The Small Business Co.

_____________________________________________     Date:__________________
Stuart Schreiber, CEO The Small Business Co.